Exhibit 10(a)(a)(3)

(Form for Senior V. P.)

CYBEX INTERNATIONAL, INC.

NOTIFICATION OF PARTICIPATION

2011 MANAGEMENT INCENTIVE COMPENSATION BONUS PROGRAM

This confirms that ______________ (“you”) have been designated a participant in the 2011 management incentive compensation bonus program (the “Program”) of Cybex International, Inc. (“Cybex”) adopted by the Cybex Compensation Committee and the Board of Directors pursuant to Section 9 of the 2005 Omnibus Incentive Compensation Plan.

Pursuant to the Program, you will be eligible for a bonus equal to the indicated percentage of your base salary, in the event that the 2011 operating income of Cybex (before taking into account bonuses payable under the Program) equals or exceeds the indicated level as set by the Cybex Compensation Committee:

Percentage of Base Salary	Operating Income

10%	Threshold

30%	Target

60%	Maximum

The Program is subject to such rules, policies and procedures as may be from time to time adopted by the Board of Directors or the Compensation Committee acting on behalf of the Board of Directors, including the requirement that at the time that the bonus becomes payable you are employed in good standing with Cybex. In the event that a bonus is paid to you hereunder and subsequently Cybex is required to prepare an accounting restatement, pursuant to which such bonus would not have been earned, in whole or in part, you agree that you may be required to reimburse Cybex the amount of over-payment, as mandated by the then effective policies of Cybex or by statute, regulation or stock exchange rule.

The bonus will be payable, if at all, within thirty days after receipt by Cybex of its audited financial statements for 2011. As an Executive Officer, any bonus to you will be payable 75% in cash and 25% in restricted stock, with the restricted stock vesting in three equal annual installments commencing with the first anniversary of the bonus payment date.

Eligibility to participate in the Program does not restrict Cybex from discharging you from employment or increasing or decreasing your compensation, nor does it restrict you from resigning your employment. Your participation in this program supersedes, replaces in full, and is in lieu of, any understanding, commitment or agreement (whether written, oral, express or implied) with respect to incentive compensation related to 2011 performance which might otherwise be or become payable to you, other than stock options which have been or may be granted to you. All calculations, determinations and interpretations under this Program shall be made solely by the Board of Directors or the Compensation Committee acting on behalf of the Board of Directors.

Dated: February         , 2011

CYBEX INTERNATIONAL, INC.

By: